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                                                                    EXHIBIT 99.1



CENTEX REPORTS RECORD FIRST QUARTER RESULTS

DALLAS, July 22/PRNewswire/ -- Centex Corporation (NYSE: CTX - news) today announced the highest first quarter net earnings in its history for the quarter ended June 30, 1999, the initial quarter of fiscal 2000.

Net earnings for the quarter this year were $58,436,000, a 21% increase over last year's quarterly net earnings of $48,161,000. Diluted earnings per share of $.95 for the quarter this year were 22% higher than earnings per share of $.78 for the same quarter in fiscal 1999. Consolidated revenues for the quarter this year were $1,372,233,000, 24% higher than $1,110,606,000 for the same quarter in fiscal 1999.

Through its subsidiaries, Dallas-based Centex ranks among the nation's largest home builders, mortgage lenders and commercial contractors. The Company also has operations in investment real estate and owns approximately 62% of publicly held Centex Construction Products, Inc., which produces and distributes cement, gypsum wallboard, and concrete and aggregates.

HOME BUILDING

Total operating earnings from Home Building for this year's quarter were $60.1 million, 40% above last year's earnings for the same quarter. Operating earnings from Centex Homes, the Company's Conventional Homes operation, were $59.1 million for the quarter this year, 45% higher than last year. Operating earnings from Cavco Industries, Centex's Manufactured Homes operation, net of minority interest, were $956,000 for the first quarter of fiscal 2000, 58% less than last year's first quarter results.

Total Home Building revenues for the quarter this year were $802.4 million, a 33% increase over revenues for the same quarter in fiscal 1999. Revenues from Conventional Homes were $754.6 million for the current quarter, 34% higher than last year. Centex's Manufactured Homes operation reported revenues of $47.8 million, 13% higher than quarterly revenues a year ago.

Closings of Conventional Homes rose in every region, totaling 3,934 homes for the current quarter, a 32% increase over closings for the same quarter last year. Home sales (orders) reached 4,774 units for the quarter this year, 33% higher than orders for the quarter a year ago. The backlog of Conventional Homes sold but not closed at June 30, 1999 was 7,612 units, 26% above the June 30, 1998 backlog.

The average sales price for Centex's Conventional Homes was $188,608 for the quarter this year, 2% higher than the average sales price for the same quarter a year ago. Per unit operating earnings for the quarter this year reached $15,035, a 10% improvement over per unit earnings last year. The Conventional Homes operating margin as a percent of revenues was 7.8% for the first quarter of fiscal 2000 compared to 7.2% for the same quarter last year, primarily due to increased closings and continued operating efficiencies.



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Manufactured Homes produced 1,692 units for the current quarter, an 8% increase over the same quarter a year ago. The Manufactured Homes operating margin as a percent of revenues, before goodwill amortization, was 8.2% for the current quarter versus 10.5% a year ago, primarily due to increased material costs and start-up expenses at Cavco's new Texas plant. Cavco's retail operations incurred a loss of $817,000 in the current quarter versus a small profit for the same quarter a year ago, due to expansion costs related to new retail locations.

INVESTMENT REAL ESTATE

For the quarter ended June 30, 1999, Centex's Investment Real Estate operation, through which all investment property transactions are reported, had operating earnings of $6.2 million, a 17% decline from the same quarter last year. The decline for the current quarter was due to fewer land sales, the timing of which fluctuates from quarter to quarter.

FINANCIAL SERVICES

Operating earnings from Financial Services were $20.7 million for this year's first quarter, 13% less than earnings for the same quarter last year. Financial Services revenues of $116.9 million for the current quarter were 17% higher than quarterly revenues a year ago.

Operating earnings from CTX Mortgage Company (CTX) totaled $17.1 million for the quarter this year, 19% less than earnings for the same quarter a year ago. "A" loan originations from CTX totaled 18,318 for the current quarter versus 18,323 originations for the same quarter in fiscal 1999. "Builder" originations for Centex Homes reached 2,469, 19% higher than last year, while Retail (third-party) originations of 15,849 were 2% lower than those for the same quarter a year ago. Loan volume reached $2.45 billion for the current quarter, 4% higher than loan volume for the year ago quarter. CTX's profit per loan of $936 for this year's quarter was 19% less than per-loan profit for the same quarter last year, due to a more competitive pricing environment and the delay in balancing operating costs with current production levels.

CTX's "A" loan applications for this year's quarter totaled 18,994, 1% less than applications for the quarter last year. First quarter Builder applications were 3,233 this year, 27% higher than last year, while Retail applications declined 5% to 15,761. Refinancing activity in June 1999 returned to a normalized level of approximately 10% of CTX's total volume compared to substantially higher levels during most of fiscal 1999.

Centex Home Equity Corporation (CHEC) reported $4.6 million of operating earnings for the quarter ended June 30, 1999, 55% higher than earnings for the same quarter last year. CHEC originated 4,839 sub-prime loans during the quarter this year, a 38% increase over loan originations for the same quarter in fiscal 1999. Loan volume for the quarter this year was $320 million, a 39% improvement over loan volume for the same quarter a year ago. Per-loan profit reached $942, 13% higher than last year's first quarter profit per loan. CHEC's sub-prime applications totaled 28,663 for the quarter this year, a 119% improvement over applications for the year ago quarter.

Centex Finance Company, the manufactured home finance unit, originated 168 loans during the quarter versus 143 loans for the same quarter last year and had an operating loss of approximately $977,000, compared to a loss of $453,000 for the same quarter last year, due to expansion costs.



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CONSTRUCTION PRODUCTS

Operating earnings for Centex Construction Products, Inc. (CXP), net of minority interest, were a record $21.5 million for the quarter this year, 43% higher than operating earnings for the same quarter last year. Revenues from CXP were $97.2 million for the quarter this year, 22% higher than the year ago quarter.

CXP's record operating earnings resulted from improved results in each of its businesses. Pricing and sales volume improved for every product, particularly pricing for Gypsum Wallboard, which rose 28% over pricing for the same quarter last year.

CONTRACTING AND CONSTRUCTION SERVICES

Operating earnings from Contracting and Construction Services were a record $5.6 million for the quarter this year, a 60% increase over operating earnings for the same quarter a year ago, primarily due to higher margins. Revenues from Contracting and Construction Services were $351.9 million for the quarter this year, 9% higher than revenues for the same quarter last year.

Centex's Construction Group received an all-time-high $567 million of new contracts for this year's first quarter, 45% higher than new contracts for the year ago quarter. The backlog of uncompleted construction contracts at June 30, 1999 was $1.15 billion, 6% less than the contract backlog at June 30, 1998.

OTHER DEVELOPMENTS

During the quarter, Centex became the first U.S. home builder to enter the United Kingdom housing market with a Centex affiliate's acquisition of London-based Fairclough Homes, which builds approximately 1,700 homes per year. The uniquely structured transaction allows Centex to assume management control of Fairclough without substantial financial exposure during the two year period ending March 31, 2001 when a $225 million non-interest-bearing note will be paid. The Fairclough transaction should help launch Centex's previously announced strategy of developing a substantial presence in the European housing business.

After the end of the quarter, Centex completed its previously announced agreement to purchase substantially all of the suburban assets of Chicago- based Sundance Homes for approximately $50 million in cash. The combined Centex/Sundance operation, which will produce more than 800 homes annually, will again make Centex Homes one of the top five residential builders in the Chicago market and will help the company further expand its presence in the Midwest.

In May, CHEC completed its sixth sub-prime home equity mortgage loan securitization. The $285 million securitization reflects CHEC's ongoing strategy to access public sources of capital and CHEC expects to continue to issue similar securities on a quarterly basis.

In addition, Centex said that its Senior Services Group has completed and opened its second assisted living facility, called Kensington Cottages by Centex. The facility is located in League City, Texas, south of Houston. A third Kensington Cottage is being completed and will open in Amarillo, Texas later this summer.



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OUTLOOK

Centex said its home sales remain strong and closings and margins should continue to increase. Fiscal 2000 Home Building results should exceed fiscal 1999's record levels. Centex said it also expects record results from its Construction Products and Contracting and Construction Services operations. The company noted that although the recent increase in interest rates is beginning to impact its mortgage originations, Financial Services should report another very strong year.

Accordingly, Centex said it believes that fiscal 2000 results should surpass the all-time high levels reported for fiscal 1999.

Safe Harbor Provision. This news release contains forward looking statements involving risks and uncertainties including but not limited to: increases in interest rates; business conditions; growth in the home building, financial services, contracting and construction services industries; the economy in general; competitive factors; building materials costs; and all others detailed in the Company's recent SEC reports on Forms 10-K and 10-Q. Centex's actual future results could differ, perhaps materially, from those disclosed here.

NOTE ATTACHMENTS:

(1) Summary of Consolidated Earnings
(2) Revenues and Earnings by Lines of Business
(3) Housing Activity by Geographic Area

FOR ADDITIONAL INFORMATION, CONTACT AT 214.981.5000:
Laurence E. Hirsch
Chairman and Chief Executive Officer

Sheila Gallagher
Vice President - Corporate Communications

                       Centex Corporation and Subsidiaries
                        Summary of Consolidated Earnings
                                   (unaudited)
              (dollar amounts in thousands, except per share data)


                                                                             Quarter Ended
                                                                                June 30,
                                                               1999               1998             Change

Revenues                                                    $1,372,233          $1,110,606            24%

Earnings Before Income Taxes                                   $93,110             $76,722            21%

Net Earnings                                                   $58,436             $48,161            21%

Earnings Per Share:
   Basic                                                         $0.98               $0.81            21%
   Diluted                                                       $0.95               $0.78            22%

Average Shares Outstanding:
   Basic                                                    59,446,165          59,530,844           ---%
   Diluted                                                  61,609,291          61,972,545            (1%)



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                       Centex Corporation and Subsidiaries
                   Revenues and Earnings by Lines of Business
                             (dollars in thousands)

                                                                        Quarter Ended
                                                                           June 30,
                                                          1999               1998               Change

Revenues
   Home Building:
   Conventional Homes                                 $   754,611        $  561,194               34%
   Manufactured Homes                                      47,831            42,445               13%
     Total Home Building                                  802,442           603,639               33%
                                                               58%               54%
   Investment Real Estate                                   3,807             4,894              (22%)
                                                              ---%                1%
   Financial Services                                     116,887           100,133               17%
                                                                9%                9%
   Construction Products                                   97,180            79,846               22%
                                                                7%                7%

   Contracting and Construction
     Services                                             351,917           322,094                9%
                                                               26%               29%
                                                      $ 1,372,233        $1,110,606               24%
Total                                                         100%              100%

Operating Earnings

   Home Building:
     Conventional Homes                               $    59,148        $   40,668               45%
     Manufactured Homes (A)                                   956             2,269              (58%)
       Total Home Building                                 60,104            42,937               40%
                                                               54%               48%

   Investment Real Estate                                   6,159             7,403              (17%)
                                                                6%                8%
     Financial Services                                    20,723            23,712              (13%)
                                                               18%               26%
     Construction Products (A)                             21,452            15,044               43%
                                                               19%               17%

     Contracting and Construction
     Services                                               5,555             3,476               60%
                                                                5%                4%

   Other, net                                              (1,847)           (2,306)              20%
                                                               (2%)              (3%)
Total Operating Earnings                                  112,146            90,266               24%
                                                              100               100

   Corporate General Expenses                              (7,208)           (5,351)
   Interest Expense                                       (11,828)           (8,193)

Earnings Before Income Taxes                          $    93,110        $   76,722               21%



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                       Centex Corporation and Subsidiaries
                       Housing Activity by Geographic Area


                                                                                   Closings
                                                                            Quarter Ended June 30,

                                                                   1999               1998          Change

West                                                               746                 660             13%

Midwest                                                            577                 330             75%

East                                                               926                 692             34%

Southeast                                                          639                 522             22%

Southwest                                                         1,046                 778            34%

                                                                  3,934               2,982            32%


                                                                            Sales (Orders) Backlog
                                                                  1999               1998             Change

West                                                               999               1,006             (1%)

Midwest                                                          1,623               1,044             55%

East                                                             1,508               1,140             32%

Southeast                                                        1,750               1,209             45%

Southwest                                                        1,732               1,659              4%

                                                                 7,612               6,058             26%


                                                                               Sales (Orders)
                                                                            Quarter Ended June 30,
                                                                  1999               1998             Change

West                                                               824                 675             22%

Midwest                                                            865                 472             83%

East                                                             1,042                 803             30%

Southeast                                                          889                 595             49%

Southwest                                                        1,154               1,044             11%

                                                                 4,774               3,589             33%



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